UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 7, 2008

VIEW SYSTEMS, INC

(Exact name of registrant as specified in its charter)

      Nevada                                                       000-30178                             59-2928366

(State or other jurisdiction                            (Commission                     (IRS Employer

of incorporation)                                            File Number)                   Identification No.)

1550 Caton Center Drive, Suite E, Baltimore, MD 21227

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 410-242-8439

________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

       (17 CFR    240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

       (17 CFR 240.13e-4(c))

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.03(b) Material Modification to Rights of Security Holders.

On May 7, 2008, Mr, Gunther Than, majority shareholder of the Company, resolved to change the conversion ratio of Series A preferred stock from 15:1 to 7:1.  This shareholder action was ratified by the Board of Directors on May 23, 2008.  The effect of the change in conversion ratio reduces by 46.7% the amount of shares of common stock into which Series A preferred stock can be converted.  The reduction in conversion ratio also reduces the voting control of the class of Series A preferred stock but does not change the class of Series A preferred stock’s super majority control of all shareholder voting matters.

There are 10,000,000 shares of Series A preferred stock authorized, and 7,171,725 Series A preferred shares issued as of May 11, 2008. As of May 11, 2008, Mr. Than was the only Series A preferred shareholder.  On May 12, 2008, Mr. Than consented to a reduction in his Series A preferred shares and at the same time the Board of Directors authorized the issuance of additional Series A preferred shares to certain directors as compensation for non-director services rendered and to allow for the conversion of existing loans made to the Company into shares of Series A preferred stock.  The Board was given the right to vote the Series A preferred shares even though the shares have not been exercised.  The effect of the Series A preferred stock cancellation and reissuance is that all 10,000,000 shares of authorized Series A preferred are now deemed issued.  At a conversion ratio of 7:1, the Series A preferred stock would be convertible in the aggregate into 70,000,000 common shares. With only 100,000,000 shares of common stock authorized, and 98,398,422 shares of common stock issued and outstanding, there are insufficient shares of common stock authorized and unissued to issue to converting Series A preferred shares.

The Company is proposing a reverse stock split of the common stock on an 80:1 basis. Once the reverse stock split is effective, there will be sufficient shares of common stock available for the conversion of Series A preferred stock.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2008, the Company and Mr. Gunther Than, acting as majority shareholder and as a director, appointed the following two persons to serve as additional directors, bringing to five the total numbers of our directors.  None of our directors are compensated for their services as directors.  The new directors will not be assigned to serve on our audit committee.

Michael J. Woodford, Esq., age 53, has been since 1986 a self-employed corporate attorney with a law practice based in Boulder, Colorado.  Mr. Woodford was appointed as a director of the Company in May 2008.  Mr. Woodford, since April 2008, also serves as a director of The Fight Zone, Inc., a non-reporting company whose common stock is quoted on the Pink Sheets.

William D. Smith, age 72, was re-appointed to the Board of Directors in May 2008.  Mr. Smith was a director of the Company between 2002 and 2004 and between 1995 and 1997. He retired in 1982 from McGraw-Hill Inc. where he was a director of systems development.

Messrs. Woodford and Smith have not been involved in any of the following events during the past five years:

1.

any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.

any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

View Systems, Inc.

(Registrant)

Date: July 7, 2008

/s/ Gunther Than

Gunther Than, CEO

(Signature)*

 *Print name and title of the signing officer under his signature.